Exhibit 99.1

Pure Cycle Reports Second Quarter Earnings

"Pure Cycle continues to build momentum monetizing its highly appreciated land and water assets through the start of the next development phase at Sky Ranch,” commented Mark Harding, President of Pure Cycle. “We realized several important milestones during our second quarter which included recording more than $21 million of outstanding reimbursables from our initial phase at Sky Ranch due to the growth of assessed value in homes at Sky Ranch as well as partnering with our local school district for a new Sky Ranch Academy Charter School,” continued Mr. Harding. “Sky Ranch continues to be one of Denver’s most attractive and affordable Master Planned Communities and we are excited to be working with an outstanding portfolio of national home builders.  We are also excited to launch our new build-to-rent segment that will help increase shareholder value and accretive recurring revenues to Pure Cycle,” continued Mr. Harding.

Highlights and Significant Events
 Revenues of $4.7 million and $9.6 million for the three and six months ended February 28, 2021

Initial development phase at Sky Ranch is nearly sold out and second phase is underway with lots being graded

387 or 76% of lots in the initial phase of Sky Ranch have purchased water and wastewater taps, totaling $11.5 million in tap fees

Denver, Colorado, April 13, 2021 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) is reporting net income of $17.4 million and $18.2 million for the three and six months ended February 28, 2021.

“Due to the overwhelming success of the initial development at Sky Ranch, the Sky Ranch Metropolitan Districts and related Community Authority Board have an established taxpayer base and assessed value which demonstrates their ability and intent to repay Pure Cycle for funding and managing the construction of the public improvements throughout the community. This allowed Pure Cycle to recognize all remaining reimbursable costs, project management revenue, and interest income from the first phase – resulting in $21.5 million of income. The result is an adjusted margin of over 80% on our land development activities, which more fairly demonstrates the value of our land development activities.” concluded Mr. Harding.

Financial Summary

Revenue – Total revenue increased 35% compared to the three months ended February 29, 2020, as a result of $1.6 million of project management fees, increased water and wastewater tap sales, and a special facility construction project. Despite COVID-19 delaying the permitting process we have broken ground on the second development phase at Sky Ranch and expect revenue recognition to begin later this fiscal year.

Profitability – Profitability was significantly improved by the recognition of reimbursable costs related to the construction and management of public improvements at Sky Ranch. Reimbursable construction costs and interest income were recognized as other income. Additionally, costs of revenue decreased as a result of the first development phase nearing completion and the second development phases breaking ground towards the end of the second quarter.

Working Capital – As of February 28, 2021, our working capital was $16.5 million, which includes cash of $20.8 million.

“We continue to grow our already strong balance sheet, with an unwavering focus on long-term, sustained growth in both our land and water segments,” commented Kevin B. McNeill, Pure Cycle’s CFO.  “As we move forward with the next development phase at Sky Ranch, and the launch of our Build-to-Rent segment, we anticipate continued growth in our balance sheet and further expansion of our recurring revenue streams.” continued Mr. McNeill.

Operational Summary

Water and wastewater resource development – Our wholesale water and wastewater service segment continues to grow as houses are sold at Sky Ranch and Wild Pointe and as oil and gas activity picks up with rising oil prices. We delivered 5.8 million gallons of water during the second quarter of fiscal 2021, with approximately 87% of that delivered to Sky Ranch and Wild Pointe. As homes continue selling at Sky Ranch, we continue to collect water and wastewater taps fees and usage revenues, in fact during the three months ended February 28, 2021, we sold 50 water and wastewater taps at Sky Ranch for $1.6 million.

Land development – With our initial development phase at Sky Ranch being completed nearly two years ahead of schedule and unavoidable delays in the permitting process for our next phase due to COVID-19, our land development revenues and expenses decreased in the second fiscal quarter of 2021 compared to fiscal 2020. As of February 28, 2021, 281 homes are currently occupied and another 72 are under construction. The first 506 homes are expected to be fully sold by December 2021. We anticipate lot development activities related to the next development phase to increase dramatically as we broke ground in February 2021.

Build to-Rent – In March 2021, we launched a new line of business which will be referred to as our Build-to-Rent (“BTR”) line of business. During our initial development phase of Sky Ranch, we retained ownership of three residential lots, on which we have begun building three single family homes which we will own, maintain, and rent to qualified renters. We have contracted the construction of these homes to a reputable construction company, and we expect these three homes to be completed and ready for renters in the fall of 2021. After the successful completion of the three houses in the first phase, we intend to expand this BTR line in our second development phase of Sky Ranch by building and renting homes on the 100+ lots we retained for this segment. Grading on the second phase of Sky Ranch has begun, and once lots are complete, we look to partner with builders to construct our BTR units as the second development phase of Sky Ranch is completed.

The table below presents Pure Cycle’s summarized unaudited consolidated financial position as of February 28, 2021 and August 31, 2020 (in thousands):

ASSETS:	February 28, 2021	August 31, 2020
	(Unaudited)
Current Assets:
Cash, cash equivalents and restricted cash	$20,763	$21,797
Land development inventories	-	-
Land development Phase 1	-	481
Land development Phase 2	151	-
Public reimbursable costs - Phase 2	315	-
All other current assets	1,830	3,713
Total current assets	23,059	25,991

Investments in water and water systems, net	54,737	55,087
All other long-term assets	30,730	8,683
Total assets	$108,526	$89,761

LIABILITIES:
Current Liabilities:
Accounts payable and accrued liabilities	$1,074	$2,783
All other current liabilities	5,453	3,435
Total current liabilities	6,527	6,218

All long-term liabilities	1,431	1,499
Total liabilities	7,958	7,717

Total shareholders' equity	100,568	82,044
Total liabilities and shareholders' equity	$108,526	$89,761

The following table provides summarized unaudited consolidated results of operations for the three and six months ended February 28, 2021 and February 29, 2020 (in thousands):

	Three Months Ended		Six Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
	(unaudited)		(unaudited)
Revenues:
Metered water usage
Municipal water usage revenues	$74	$37	$241	$140
Oil and gas water usage revenues	583	20	1,782	57
Wastewater treatment revenues	51	20	93	40
Lot fee revenue	515	2,265	2,871	10,807
Water and wastewater tap revenue	1,583	1,173	2,666	2,845
Project management fees	1,548	-	1,548	-
Special facility projects and other	385	4	406	90
Total revenues	$4,739	$3,519	$9,607	$13,979

Expenses:
Water service operations	$(213)	$(207)	$(758)	$(461)
Wastewater services operations	(64)	(38)	(156)	(64)
Lot fee construction costs incurred	(269)	(1,817)	(1,988)	(9,880)
Other	(363)	(3)	(387)	(27)
Depreciation and depletion	(354)	(383)	(719)	(602)
Total cost of revenues	(1,263)	(2,448)	(4,008)	(11,034)
Gross profit	3,476	1,071	5,599	2,945

General and administrative expenses	(1,342)	(1,037)	(2,428)	(1,838)
Depreciation	(76)	(95)	(160)	(180)
Operating income (loss)	2,058	(61)	3,011	927

Income from reimbursables	19,379	-	19,379	6,276
Other income	1,582	414	1,734	800
Net income before taxes	23,019	353	24,124	8,003
Income tax expense	(5,667)	(79)	(5,927)	(1,966)
Net income	$17,352	$274	$18,197	$6,037

Earnings per fully diluted share	$0.72	$0.01	$0.76	$0.25

Earnings Call Information
Pure Cycle will host a conference call on Tuesday, April 13, 2021, at 4:30PM Eastern (2:30PM Mountain) to discuss the financial results and answer questions. Call details are presented below. For the earnings call, Pure Cycle will post a detailed slide presentation on its website (www.purecyclewater.com), which provides an overview of Pure Cycle and presents summary financial results for the three and six months ended February 28, 2021.

When:	4:30PM Eastern (2:30PM Mountain) on April 13, 2021
Call-in number:	1-877-407-8033 (no pass codes required)
International call-in number:	+1 201-689-8033 (no pass codes required)
Replay available until:	Tuesday, April 27, 2021, 4:30PM ET
Replay call in number:	1-877-481-4010|919-882-2331, replay pass code: 40469
Event link:	https://www.webcaster4.com/Webcast/Page/2247/40469

Company Information
Pure Cycle is a diversified water resource and land development company. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider which also develops land we own into master planned communities, to which we will continue to provide water and wastewater services as well as operate long-term build-to-rent properties.

Additional information, including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com. Also be sure to follow us on Twitter at @purecyclecorp.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: timing of development at Sky Ranch; and tap sales and home sales by our home builder customers.  The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2020; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.